Filed Pursuant to Rule 433
Registration Statement No. 333-171670

Free Writing Prospectus

Trust Certificates, Series 2011-1,
$25,000,000 6.75% Callable Class A Certificates

Fixed Income Trust For Goldman Sachs Subordinated Notes, Series 2011-1
Issuing Entity

Fixed Income Client Solutions LLC
Depositor and Sponsor

Fixed Income Client Solutions LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fixed Income Client Solutions LLC has filed with the SEC for more complete information about Fixed Income Client Solutions LLC, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Fixed Income Client Solutions LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-421-7858.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

On or about October 14, 2011, the issuing entity will issue the Trust Certificates, Series 2011-1 Callable Class A Certificates (the “class A certificates”) with the following characteristics:

Principal balance of the class A certificates	$25,000,000
Price per class A certificate	$25
Interest rate	6.75% per annum
Pricing date	September 30, 2011
Settlement date	October 14, 2011
Distribution dates
Interest on the class A certificates will be distributed on the 1st day of each April and October, commencing in April, 2012, or if such date is not a business day, on the next succeeding business day. Principal on the class A certificates is expected to be distributed on the final maturity date.

Final maturity date	October 1, 2037
Call date	October 1, 2016
CUSIP	33834B207

The class A certificates will be offered through the underwriters at the price shown above. Application will be made for the class A certificates to be listed on the New York Stock Exchange.

The class A certificates will not be offered in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

US Bancorp	RBC Capital Markets

The date of this free writing prospectus is September 30, 2011